EXHIBIT 16.2

RONALD R. CHADWICK, P.C.

Certified Public Accountant

2851 South Parker Road, Suite 720

Aurora, Colorado 80014

Telephone (303)306-1967

Fax (303)306-1944

February 2, 2007

Office of the Chief Accountant

Securities and Exchange Commission

Mail Stop 9-5

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Beicang Iron & Steel, Inc.

(formerly Alpha Spacecom, Inc.)

On February 2, 2007 my appointment as auditor for Beicang Iron & Steel, Inc. (formerly Alpha Spacecom, Inc.) ceased. I have read Beicang Iron & Steel, Inc.'s statements included under Item 4 of its Form 8-K dated February 2, 2007 and agree with such statements, insofar as they apply to me.

Very truly yours,

s/Ronald R. Chadwick, P.C.

Ronald R. Chadwick, P.C.

Certified Public Accountant